Exhibit 10.1

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•] (the “Effective Date”), has been executed by and between Alliance Data Systems Corporation, a Delaware corporation (“ADS”), and Loyalty Ventures Inc., a Delaware corporation (“Loyalty Ventures”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement dated [•] between the Parties (the “Separation Agreement”), the Parties have set forth the principal actions required to effect the Distribution (as defined in the Separation Agreement) and to set forth certain agreements that will govern the relationship between those Parties following the Distribution.

WHEREAS, the Separation Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties will enter into this Agreement, pursuant to which each of ADS and Loyalty Ventures has agreed to (i) provide the Services (as defined below) where it is listed as the Providing Party in Exhibit A and (ii) accept and receive from the Providing Party the Services where it is listed as the Receiving Party in Exhibit A, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties to this Agreement, intending to be legally bound, agree as follows.

1.	DEFINITIONS.

For the purposes of this Agreement, the following capitalized terms are defined in this Section 1 and shall have the meaning specified herein. Other terms that are capitalized but not specifically defined in this Section 1 or in the body of the Agreement shall have the meanings set forth in the Separation Agreement.

1.1         “Business” means (a) with respect to ADS, the ADS Business (as defined in the Separation Agreement) and (b) with respect to Loyalty Ventures, the LoyaltyOne Business (as defined in the Separation Agreement) and the operation of the LoyaltyVentures Group.

1.2          “Confidential Information” means any and all proprietary and confidential or nonpublic information either Party (or its Affiliates) provides to or receives from the other Party in connection with the provision of the Services hereunder, concerning the business, business relationships (including prospective customers and business partners) and financial affairs of the Parties, their Affiliates or other representatives and third party service providers, whether or not in writing and whether or not labeled or identified as confidential or proprietary, including inventions, trade secrets, technical information, know-how, research and development activities and information disclosed by third parties of a proprietary or confidential nature or under an obligation of confidence; provided, however, that “Confidential Information” does not include any information that (a) is or becomes generally available to the public other than as a result of disclosure made after the execution of the Separation Agreement by the Party (or its Affiliates) desiring to treat such information as non-confidential, (b) is or becomes available to the Party desiring to treat such information as non-confidential on a non-confidential basis from a source that is not bound by confidentiality agreements regarding the disclosure of such information, or (c) is required to be disclosed pursuant to a governmental order or decree or other legal requirement, provided that the Party required to disclose such information shall give the other Party prompt notice thereof prior to such disclosure and, at the request of the other Party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Subject to the proviso in the immediately preceding sentence, all user identification numbers and passwords disclosed to and any information obtained by either Party (or its Affiliates) as a result of its access to and use of the Systems shall be deemed to be, and shall be treated as, Confidential Information.

1.3	“Consent” has the meaning set forth in Section 3.2.

1.4	“Fee” and “Fees” have the meanings set forth in Section 4.1.

1.5          “FTE” means a level of effort equal to forty (40) hours per week during the Providing Party’s (or its applicable Affiliate’s) business hours.

1.6          “FTE Fee” means the fee for an FTE that performs an applicable Service, which fee is specified in Exhibit A with respect to such Service.

1.7          “Providing Party” shall mean ADS or Loyalty Ventures, as applicable, as indicated in Exhibit A with respect to each Service.

1.8          “Receiving Party-Funded Payments” means payments that will be (a) paid by the Receiving Party or its Affiliates directly to a third party service provider or (b) processed by the Providing Party or its Affiliate as part of the Services but that will be funded by Receiving Party or its Affiliates prior to payment through deposit(s) into a Receiving Party operating bank account from which the Providing Party can process the applicable payment, including payroll and accounts payable payments, as such payments are expressly identified on Exhibit A. In circumstances where the Providing Party is processing Receiving Party-Funded Payments, including payroll and accounts payable, the Providing Party shall have no obligation to process such payments if there are not sufficient funds available in the applicable operating bank account to make such payments.

1.9          “Receiving Party” shall mean ADS or Loyalty Ventures, as applicable, as indicated in Exhibit A with respect to each Service.

1.10        “Service Fee” means the services fee applicable to a category of Services (exclusive of any FTE Fees for such category of Services), which fee includes the cost of certain hardware, software, systems and services used to perform such Services. The Service Fee for each category of Services is set forth on Exhibit A.

1.11        “Service” or “Services” means, either individually or in the aggregate, as applicable, (a) those services set forth in Exhibit A and (b) those services added to the scope of this Agreement in accordance with Section 2.2.

1.12	“Systems” has the meaning specified in Section 2.4.

1.13        “Transition Period” means the period of time beginning on the Distribution Date and ending on the earlier of (a) the expiration or termination date for the last Service in effect (as such final expiration or termination date is set forth on Exhibit A, as such Exhibit may be amended by the Parties in accordance with Section 12.4), and (b) termination of this Agreement in accordance with Section 11.

2.	SERVICES.

2.1          Provision of Services. During the Transition Period, the Providing Party shall, subject to the terms and conditions of this Agreement, including Section 2.2 and Exhibit A, provide or cause to be provided to the Receiving Party each individual Service commencing on the Effective Date (unless a later date is specified in Exhibit A) and continuing for the time period associated with such Service as set forth on Exhibit A (the “Service Period”), as the applicable Service Period may be extended pursuant to Section 2.3(a) or earlier terminated pursuant to this Agreement. Unless otherwise agreed in an amendment to this Agreement, the Providing Party shall have no obligation to provide a Service beyond the Service Period and any extensions thereof pursuant to Section 2.3(a) specified for such Service or component thereof on Exhibit A.

2.2          Standard of Services and Certain Limitations. Subject to any limitations set forth in Exhibit A and elsewhere in this Agreement, the Providing Party shall provide, or cause its Subsidiaries to provide, the Services to the Receiving Party in a manner that is substantially the same (including with respect to quality, timeliness, care, priority, volume and data security) as the manner the Services (or similar services) were provided by the Providing Party in connection with the operation of the Receiving Party’s Business during the 12-month period immediately prior to the date hereof (the “Baseline Period”); provided that, for the avoidance of doubt, the foregoing shall not prohibit the Providing Party from changing vendors or making upgrades, updates, improvements or other changes to the extent that such changes, updates, upgrades and do not materially or unnecessarily degrade, delay or otherwise cause the failure of any Service set forth on Exhibit A. Notwithstanding the foregoing, the Providing Party shall not be obligated to provide any Service: (a) to the extent the provision of such Service would exceed any volume, usage or other effort or resource limits (e.g., specified FTEs, hours) specified in Exhibit A (with respect to Services or components thereof for which such limits are specified in Exhibit A); (b) to the extent it would require the Providing Party to use, acquire or allocate personnel, equipment or other resources in excess of the level of resources historically used, acquired or allocated to the provision of such Services by the Providing Party in connection with the operation of the Receiving Party’s Business during the Baseline Period; (c) to the extent performance of a Service would require the Providing Party to violate applicable Law (provided that the Providing Party shall use reasonable best efforts to provide Services in a manner that avoids any such violation); or (d) to the extent performance of a Service would require, or could be construed to be or to require, the provision of any legal, accounting, audit, attest, or tax advice or other services that require a professional license, registration or certification (and the Services and all other activities conducted by the Providing Party in connection with this Agreement shall be deemed to exclude any such advice and services). Subject to Section 3.2, the Providing Party will be responsible for its compliance with all contracts and agreements with third parties in the provision of Services. For clarity, except as set forth on Exhibit A, the Services do not include any services or efforts with respect to the Receiving Party’s (or its Affiliates’) migration to, or integration of, new software applications, networks, systems or processes, whether provided or implemented by the Receiving Party, its Affiliate or a third party, including custom data extraction, migration and conversion, separation from the Providing Party’s systems and applications, and any work required to set up any new third party service provider (including, for the avoidance of doubt, any ERP conversion, HR platform, lease accounting platform, reconciliation tool or other future state platform). The Receiving Party shall not and shall cause its Affiliates not to resell, subcontract, sublicense or otherwise make available any of the Services to any person or permit the use of the Services by any person other than the Receiving Party or one of its Affiliates (and their third-party service providers) in connection with the conduct of the Receiving Party’s Business. The Providing Party may provide the Services through its Affiliates or subcontractors and the Providing Party shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge the personnel who will perform the Services. The Providing Party’s use of Affiliates or subcontractors in connection with the Services shall not relieve the Providing Party of its obligations under this Agreement and the Providing Party will be responsible for any actions or inactions by any such person. Without limiting the Providing Party’s obligations herein, the Providing Party shall perform the Services in accordance with, and subject to, the Providing Party’s internal policies and procedures applicable to the provision of the Services to the extent such internal policies and procedures similarly apply to the operations of the Providing Party and its Affiliates (“Standard Policies”). The Receiving Party shall comply with any Standard Policies that were applicable during the Baseline Period and all reasonable Standard Policies implemented after the Effective Date (and will participate, at the Providing Party’s expense, in any necessary testing or training with respect thereto), in each case of which the Providing Party provides the Receiving Party prior notice in connection with the receipt of the Services to the extent such policies and procedures apply to the receipt of Services, provided, however, the Receiving Party shall not be required to incur any additional expenses in connection with any efforts to comply with the Standard Policies to the extent such Standard Policies were not applicable during the Baseline Period.

2.3	Extension and Discontinuation of Services

(a)           Upon the expiration of each applicable Service Period, the obligation of the Providing Party with respect to the provision of the applicable Service shall automatically and immediately terminate. If the Receiving Party desires to continue any Service beyond the applicable Service Period, unless otherwise specified on Exhibit A with respect to a Service, the Receiving Party shall provide a written notice to the Providing Party at least 45 days or, in the case of Services with an initial duration of 12 months as specified on Exhibit A, 60 days prior to the end of the applicable Service Period that describes the Service the Receiving Party desires to extend and the duration of such extension, which for the avoidance of doubt, shall not exceed the Extension Period specified for such Service on Exhibit A (each an “Extension Period”). In the event the Receiving Party requests an Extension Period, (i) the Receiving Party shall pay any additional reasonable costs and expenses that the Providing Party will incur solely in connection with the provision of the extended Services during any Extension Period (including the cost of any third-party contract consents, renewals or similar amounts resulting from the provision of the extended Services which would not have been incurred by the Providing Party without the provision of the extended Services and the Providing Party could not have reasonably avoided payment for such periods, even if such amounts are expended for periods after such Extension Period, e.g., if a vendor requires a one-year contract renewal even if the applicable Extension Period is 6 months and the Providing Party would not have otherwise renewed such contract or portion thereof), (ii) the Parties shall document any changes to the applicable Services or related terms in the Agreement as agreed by the Parties in accordance with Section 12.4 with respect to the performance of such Services during the Extension Period and (iii) the Providing Party shall provide such Services during such Extension Period.

(b)           If the Receiving Party desires to terminate any Service or portion thereof, the Receiving Party may submit a Termination Request pursuant to Section 11.2(b) with respect to the Service that the Receiving Party desires to terminate.

2.4          Additional Services.

(a)           The Providing Party shall consider in good faith any reasonable written request by the Receiving Party or any of its Affiliates for new services that are not reflected in Exhibit A at the time of such request (an “Additional Service”); provided that the Receiving Party may not request any service that is identified in Exhibit A as unavailable. If the Receiving Party desires to request an Additional Service to be provided hereunder by the Providing Party, the Services Manager for the Receiving Party shall, no later than sixty (60) days prior to the requested commencement date of such Additional Service, provide a written request thereof to the Services Manager for the Providing Party describing such Additional Service and the anticipated commencement date thereof. If an Additional Service is requested that needs to commence within less than sixty (60) days from the Receiving Party’s request for such Additional Service, including to comply with a request from a Governmental Entity or any applicable Law, the Parties will use commercially reasonable efforts to assess and make a final determination pursuant to this Section 2.4 in an expedited manner to satisfy the request of the Governmental Entity or to comply with applicable Law, on whether such Additional Service can be provided and the terms and conditions and Fees (which shall be calculated in accordance with the principles used to calculate the Fees for similar Services) for such Additional Service added, notwithstanding the sixty (60) day and thirty (30) day references in Section 2.4(a) and Section 2.4(b), respectively.

(b)          Within thirty (30) days following the receipt of such request for an Additional Service, the Services Manager for the Providing Party shall provide the Services Manager for the Receiving Party with a written response to such request setting forth the applicable Fees (which shall be calculated in accordance with the principles used to calculate the Fees for similar Services) for such Additional Service and an assessment as to whether the requested commencement or completion dates can be achieved. Following receipt by the Services Manager for the Recipient Party of such response, the terms and conditions, including the applicable commencement date, the termination date, and the Fees on which such Additional Service, if any, shall be provided by the Providing Party, shall be as mutually agreed upon in writing by the Services Managers for the Parties.

(c)          Upon agreement of the Services Managers for the Parties in accordance with this Section 2.4, Exhibit A shall be amended or updated by the Services Managers for the Parties to add any Additional Service and to reflect the Fees applicable to such Additional Service. Any agreed Additional Service shall constitute a Service under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth in Exhibit A as of the date hereof. It is understood that the Providing Party may in its sole and absolute discretion decline to provide any such Additional Service and the Receiving Party acknowledges that the Providing Party shall be under no obligation to provide, and may not have the resources, capabilities or capacity to provide, any Additional Service, and may determine not to do so for any reason or no reason; provided that if such Additional Service is required to comply with a request from a Governmental Entity or any applicable Law, and such Additional Service cannot be performed by the Receiving Party itself or cannot be provided by a third party, including outside advisors, the Providing Party shall use commercially reasonable efforts to provide such Additional Service; provided that, the Providing Party shall not be required to use commercially reasonable efforts to provide any service that is identified in Exhibit A as unavailable.

(d)           If, after the Effective Date, the Providing Party discovers that it, or its Affiliates, is performing any service for the Receiving Party that is not set forth on Exhibit A and is not a service that is incidental and not material in nature as determined by the Providing Party or that is identified in Exhibit A as unavailable, the Providing Party shall inform the Receiving Party in writing and the Receiving Party may request the Providing Party to add this service as an Additional Service pursuant to this Section 2.4. For clarity, if such service is not requested by the Receiving Party to be an Additional Service or the terms and conditions and applicable Fees are not mutually agreed to, the Providing Party may stop performing such service.

2.5         Access to Systems. During the Transition Period, if either Party is given access to the other Party’s information technology infrastructure, including network and other equipment, proprietary and third party software, electronic files, and databases (collectively, “Systems”) in connection with the Services, such Party shall access and use, and cause its Affiliates to access and use, the other Party's Systems solely in accordance with this Agreement and, without limiting the foregoing, solely as necessary to provide or receive the Services, as applicable. Each Party shall limit, and cause its Affiliates to limit, access to the Systems to employees (and, with the other Party’s consent, to contractors) of such Party and its Affiliates who the other Party has approved in writing (such approval not to be unreasonably withheld or delayed; provided that ADS may deny access to any individual whom ADS reasonably and good faith believes is not adequately trained to use the Systems) to access the Systems and who have a specific requirement to have such access in connection with this Agreement. All access to the Systems and any portion thereof shall be through secured controlled processes agreed by the Parties prior to any such access and shall be subject to information technology, data security, acceptable use and other policies applicable to the access or use of such Systems and each Party shall comply with all such policies, in each case, to the extent such policies have been provided to the other Party in writing prior to the date of such access. The Providing Party shall be excused from the performance of a Service or portion thereof to the extent the Receiving Party’s or its Affiliates’ policies applicable to its or their Systems prevent the performance of such Service or portion thereof but only to the extent such policies differ from policies that were applicable during the Baseline Period; provided, however, that the Parties will cooperate in good faith to make alternative arrangements and the Providing Party’s obligation with respect to the applicable Service shall be to provide as much of the benefit of the applicable Service as is reasonably practicable in compliance with the Receiving Party’s or its Affiliates’ policies applicable to its or their Systems. Each Party shall cooperate, and cause its Affiliates to cooperate, with the other Party in the investigation of any apparent unauthorized access to any Systems by employees, contractors or other personnel of such Party or any apparent unauthorized use or disclosure of Confidential Information by such personnel.

2.6          Security. If a Party becomes aware that the integrity or security of any Systems or portion thereof used to perform or receive the Services, including any data stored thereon, has been, is being, or is reasonably likely to be, compromised or otherwise materially adversely affected (including if caused by the access to such Systems or portion thereof by the other Party) (a “Security Issue”), such Party shall provide the other Party with prompt written notice thereof and shall use its reasonable best efforts to mitigate such Security Issue and the other Party shall provide reasonable cooperation to such Party with respect to such mitigation activities. Notwithstanding the foregoing, if a Party becomes aware of any Security Issue, such Party may suspend the other Party’s and its Affiliates’ access to such Party’s Systems or portion thereof for the purpose of addressing or mitigating the effects of the Security Issue and preventing a recurrence thereof. The other Party’s and its Affiliates’ access to the applicable System shall be restored once the Security Issue is resolved.

2.7	Data Protection under GDPR.

(a)          For the purposes of this Agreement, “General Data Protection Regulation” or “GDPR” means Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC, and the terms “controller,” “processor,” “data subject,” “personal data,” “processing” and “supervisory authority” shall have the meaning given in the General Data Protection Regulation. The provisions of this Section 2.7 shall apply only to the extent that the provision of the Services requires the processing of personal data by the Providing Party, either directly or indirectly, on behalf of the Receiving Party and only to the extent the GDPR is applicable to such processing.

(b)           Exhibit B describes in more detail the processing of personal data carried out in relation to the provision of the Services.

(c)         When the Providing Party acts as a processor for the Receiving Party as controller for the purpose of providing a Service, the Providing Party shall:

(i)          process personal data for the sole purpose of providing the Services and only on documented instructions from the controller, including with regard to transfers of personal data outside the European Economic Area or to an international organization (unless the processor is required to do so by European Union, Member State or applicable Law to which the processor is subject, in which case the processor shall inform the controller of that legal requirement unless prohibited by that Law on important grounds of public interest) and immediately inform the controller if, in the processor’s opinion, any processing instruction given by the controller infringes the GDPR;

(ii)           ensure that all its employees and subcontractors authorized to process personal data are subject to binding confidentiality obligations in respect of the processed personal data;

(iii)        taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons, implement and maintain appropriate technical and organizational measures to ensure a level of security appropriate to the risk, including as appropriate: (1) the ability to ensure the ongoing confidentiality, integrity, availability and resilience of processing systems and services; (2) the ability to restore the availability and access to personal data in a timely manner in the event of a physical or technical incident; (3) a process for regularly testing, assessing and evaluating the effectiveness of technical and organizational measures for ensuring the security of the processing; and (4) in assessing the appropriate level of security pursuant to this Section 2.7(c)(iii), take account of the risks that are presented by processing, in particular from accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to personal data transmitted, stored or otherwise processed;

(iv)         only engage another processor either (1) as permitted under this Agreement, or (2) with the Receiving Party’s prior specific written authorization, and in each case by entering into a legally binding written agreement that places same or equivalent data protection obligations as those set out in this Section 2.7 on the (sub)processor, provided that if the (sub)processor fails to fulfill its data protection obligations the processor shall remain fully liable to the controller for the performance of the (sub)processor’s obligations;

(v)         taking into account the nature of the processing, assist the Receiving Party by appropriate technical and organizational measures, insofar as this is possible, for the fulfillment of the Receiving Party’s obligations to respond to requests for exercising the data subjects’ rights laid down in the GDPR;

(vi)         when required by the performance of this Agreement and taking into account the nature of processing and the information available to the processor, assist the Receiving Party, including by providing necessary information, in ensuring compliance with the Receiving Party’s security, data protection impact assessment, data breach notifications and supervisory authority consultation obligations under the GDPR and any other applicable EU Member State data protection law. Other than as required by applicable law, the Providing Party shall not issue any notification or other communications to the data subjects or applicable supervisory authorities without the Receiving Party’s prior written consent;

(vii)        promptly notify the Receiving Party of any breach of personal data in relation to the performance of this Agreement after having knowledge of the breach (with a reasonable degree of certainty) so as to enable the Receiving Party to comply with its obligations to notify the relevant supervisory authority and data subjects within the timeframe provided by the GDPR. The Providing Party shall provide all such timely information and cooperation as the Receiving Party may reasonably require in order for the Receiving Party or its designee to investigate such breach and fulfill applicable data breach reporting obligations under GDPR and any other applicable EU Member State data protection law. The Providing Party shall take reasonable measures and actions to remedy or mitigate the effects of the breach and shall, to the extent not prohibited by applicable law, keep the Receiving Party informed of all developments in connection with the breach;

(viii)       process personal data for no longer than is necessary for the provision of the Services for which these processing activities are carried out (as further described in Exhibit A). At the Receiving Party’s election, delete or return to the Receiving Party all processed personal data and delete existing copies (including any electronically stored personal data) at the end of the provision of the Services (unless European Union or Member State law requires the processor to store the personal data or such retention is necessary for the establishment, exercise or defense of legal claims related to the processor in which case the Providing Party shall only store or retain such personal data as is required by such law or as is necessary in relation to such legal claims, and only until such storage or retention is no longer required by such law or necessary in relation to such legal claims, and shall destroy or return the personal data in accordance with this provision as soon as retention of the personal data is no longer required by law or is no longer necessary in relation to such legal claims); and

(ix)          make available to the Receiving Party all information necessary to demonstrate compliance with Article 28 of the GDPR and allow for and cooperate in audits, including inspections, conducted by the Receiving Party’s mandated auditor in accordance with and subject to the following conditions (other than to the extent such audit is required due to a request of a supervisory authority whose instructions conflict with the following conditions, in which case the instructions of the supervisory authority will prevail to the extent of the conflict): (1) audit operations will be conducted by an external independent auditor appointed by the Receiving Party (subject to prior approval of the processor, not to be unreasonably withheld or delayed); (2) audit operations can be conducted only during normal business hours and business days (except as otherwise agreed in writing by the Parties); (3) the Receiving Party may conduct a maximum of one (1) audit per year (except in case of urgency for major issues, in which case the Receiving Party will provide explanation to the audited processor on the reasons for conducting such audit and its urgent nature); (4) any audit will be subject to one (1)-week prior written notice served to the relevant processor; (5) the Receiving Party can only request to have access to information which is strictly required for the purpose of achieving the objectives of the audit, subject to appropriate confidentiality undertakings taken by the processor’s designated auditor; (6) the Receiving Party will, and will cause its auditor to, endeavor to minimize any inconvenience or disturbance to the normal operations of the processor’s business; (7) the Receiving Party’s external auditor will comply with any security measure and other directions provided by the relevant processor; and any cost incurred in connection with an audit requested by the Receiving Party will be borne by the Receiving Party unless the audit comes to the conclusion that the processor is not in compliance with Article 28 of the GDPR, in which case the processor will bear the costs of the relevant audit.

2.8	Data Protection under PIPEDA

(a)           The provisions of this Section 2.8 shall apply only to the extent that (i) the performance of the Services requires the processing by the Providing Party of personal data in the control of the Receiving Party, either directly or indirectly, and (ii) the Canadian Privacy Laws are applicable to such activities.

(b)           With respect to any Personal Data in the control of the Receiving Party that is processed by the Providing Party on behalf of the Receiving Party, the Providing Party shall (i) process such Personal Data only for the purpose of discharging its obligations hereunder (or as otherwise authorized by the Receiving Party in writing), (ii) promptly advise the Receiving Party of any request by an individual to access, correct or otherwise challenge the accuracy of such Personal Data, or any other communication received by the Providing Party in respect of such Personal Data, including any withdrawal or variation of consent by an individual, and to work, in a timely manner, with the Receiving Party to respond to such requests (which response shall first be approved by the Receiving Party), including by providing access to, correcting and ceasing to use or disclose such Personal Data as requested by such individual, (iii) use all reasonable efforts to protect and safeguard such Personal Data, including to protect such Personal Data from unauthorized or unlawful processing, (iv) return, delete or render irretrievable any such Personal Data in its possession or control at the request and direction of Purchasers at any time during the Term and, in any event, delete or render irretrievable at the expiry or termination of this Agreement, and (v) only process such Personal Data in Canada or such other jurisdictions as the Providing Party may advise the Receiving Party of from time to time.

(c)           For the purposes of ensuring compliance with this Section 2.7, the Providing Party shall cooperate with the Receiving Party’s reasonable requests to review the Providing Party’s privacy practices and procedures from time to time during the Term. In connection with any such audit, the Providing Party shall promptly furnish any information or documentation that the Receiving Party may reasonably request.

(d)          As promptly as practicable after any Party becomes aware of any breach of security, any actual or suspected unauthorized or unlawful conduct or activities, or any breach of the terms of this Agreement, in each case, relating to the processing of Personal Data by the Providing Party on behalf of the Receiving Party, (i) such Party shall notify the other Party in writing, and (ii) the Parties shall take all reasonable actions to address or mitigate the effects of such breach and prevent a recurrence thereof.

(e)           For purposes of this Section 2.8, (i) “Canadian Privacy Laws” means each applicable private sector, privacy legislation in Canada, including PIPEDA (Personal Information Protection and Electronics Document Act), and (ii) “Personal Data” means identified or identifiable information that on its own or combined with other pieces of data can identify an individual.

2.9	Data Protection.

(a)          In addition to Section 2.7 and Section 2.8, the Providing Party shall comply with any other data protection regulations or laws applicable to the Providing Party in relation to providing the Services to the Receiving Party. Additionally, the Providing Party shall provide reasonable and timely assistance to the Receiving Party in relation to the Receiving Party’s obligations under any applicable data protection regulations or laws relating to the Receiving Party’s receipt of the Services.

3.	OTHER OBLIGATIONS.

3.1          Cooperation. The Parties shall cooperate in good faith with each other in all reasonable respects in matters relating to the provision and receipt of the Services. The Receiving Party shall provide the Providing Party with such cooperation, access, assistance and information as the Providing Party reasonably requests in connection with the performance of the Services pursuant to this Agreement, including providing to the Providing Party within any reasonable time period requested by the Providing Party answers to questions, information, technical consultations, and access to the Receiving Party personnel, systems and temporary access to facilities as necessary to enable the Providing Party to perform the Services pursuant to this Agreement. The Providing Party shall, and shall cause its personnel, including subcontractor and Affiliate personnel, to comply with the Receiving Party’s standard rules and policies regarding access to and use of the Receiving Party’s facilities.

3.2          Consents. To the extent the Providing Party’s delivery of any Service as described in this Agreement requires the approval, consent, permission, waiver or agreement (each, a “Consent”) from any relevant third party with whom the Providing Party has an existing contract the Providing Party shall use its reasonable best efforts to obtain a Consent from such third party as necessary to enable the Providing Party to perform the Services. Subject to Section 6.03 of the Separation Agreement (which shall control with respect to matters set forth therein), the Providing Party shall be responsible for the one-time costs of any Consents required under the Providing Party’s existing contract and is necessary for the performance of the Services (“Consent Costs”), which shall not include the cost of any license or payments attributable to or in respect of goods or services provided under any such contract. The Providing Party shall pay such Consent Costs directly to the relevant third party. The Providing Party’s provision of any Services that requires the use or license of intellectual property, services or other assets owned by, licensed or purchased from a third party will be subject to the terms and conditions of any contracts between the Providing Party (or its Affiliates) and such third party, as well as the terms of any related Consents, if applicable and necessary for the performance of the Services. The Receiving Party shall, and shall cause all of its Affiliates to, comply with the terms of all such contracts and Consents that are applicable to the Receiving Party’s access to and use of the Services in connection with the receipt of the Services, and of which the Providing Party provides the Receiving Party with prior written notice. To the extent that any Consent is not obtained, the Parties will cooperate in good faith to make alternative arrangements and the Providing Party’s obligation with respect to the applicable Service shall be to provide as much of the benefit of the applicable Service as is reasonably practicable without such Consent and each Party will continue to use its reasonable best efforts to obtain such Consent.

3.3          License to Receiving Party Materials. During the Transition Period, subject to Section  8, the Receiving Party (on behalf of itself and its Affiliates) hereby grants to the Providing Party a non-exclusive license to use the hardware, software, records, manuals, documentation, databases and other intellectual property that is owned by or licensable by the Receiving Party or its Affiliates following the Distribution Date and that is reasonably necessary in order for the Providing Party to provide the applicable Services (collectively, the “Receiving Party Materials”) solely for the purpose of providing the Services to the Receiving Party during the Transition Period.

3.4          License to Providing Party Materials. During the Transition Period, subject to Section 3.2 and Section 8, the Providing Party (on behalf of itself and its Affiliates) hereby grants to the Receiving Party and its Affiliates a non-exclusive license to use the hardware, software, records, manuals, documentation, databases and other intellectual property that is owned by or licensable by the Providing Party or its Affiliates and that is reasonably necessary in order for the Receiving Party to receive the applicable Services (collectively, the “Providing Party Materials”) solely for the purpose of receiving the applicable Services during the Transition Period. The Receiving Party may permit a consultant or subcontractor to use such Providing Party Materials for the sole purpose of providing services relating to the Services to the Receiving Party and the Receiving Party shall be responsible for any act or omission of such consultant or subcontractor as if it were performed or not performed by the Receiving Party.

3.5          Reliance. Neither the Providing Party nor any of its Affiliates shall be liable for the impairment of any Service to the extent resulting from the failure of the Receiving Party or its Affiliates to provide the Providing Party with accurate, complete and timely information as reasonably required or reasonably requested in the performance or delivery of any Service.

4.	FEES AND PAYMENT.

4.1         Fees and Expenses. The Receiving Party shall pay, in each case in accordance with this Section 4: (i) the fees specified in Exhibit A, including the FTE Fees and the Service Fees (each, a “Fee” and collectively, the “Fees”) for each Service or category of Services, as applicable; (ii) any Termination Expenses; (iii) any Receiving-Party Funded Payments; (iv) where Loyalty Ventures is the Receiving Party, amounts payable in connection with Loyalty Ventures U.S. employees remaining on ADS benefit plans through December 31, 2021, as contemplated by Section 6.01(a) of the Employee Matters Agreement and as detailed in Exhibit A (but excluding, for the avoidance of doubt, any amount payable pursuant to Section 4.1(i)) and (v) to the extent not previously paid by the Receiving Party, any costs, expenses or other amounts for which the Receiving Party is responsible under the Separation Agreement (including Section 6.03 thereof) or other Ancillary Agreement.

4.2          Payment; Invoices. Unless otherwise specified in this Section 4 or in an exhibit hereto, the Providing Party will deliver to the Receiving Party invoices that specify the Fees for the Services (itemized by Service, e.g., Finance, IT, HR) and any other amounts payable under this Agreement. The Receiving Party shall pay any amounts in such invoices within thirty (30) days after receipt.

4.3          Service Provision Taxes. All amounts payable pursuant to this Agreement are exclusive of Service Provision Taxes. The Receiving Party shall pay (or cause to be paid) and be responsible for, on receipt of a valid invoice (or other valid and customary documentation, if any) in compliance with applicable Law and reasonably detailing the applicable Service Provision Taxes (as defined below) and a calculation of the amount due, any sales, use, excise, value-added, service, goods and services, consumption, gross receipts or similar Taxes imposed on or in connection with the provision of Services hereunder by any Governmental Entity (“Service Provision Taxes”). The Providing Party shall issue to the Receiving Party a valid and timely invoice separately stating the Service Provision Taxes and shall itemize the taxable and non-taxable portions of the amount due on such invoice. The Receiving Party will then remit to the Providing Party the Service Provision Taxes with payment of the invoiced amount within thirty (30) days after receipt. For clarity, Service Provision Taxes shall not include any Taxes measured by or imposed on the Providing Party’s net income or profits nor any interest, penalties or other charges attributable to the Providing Party’s improper filing relating to Service Provision Taxes. The Receiving Party shall be entitled to deduct and withhold, or cause to be deducted and withheld, any Taxes as required by applicable Law in connection with any amounts payable pursuant to this Agreement; provided that the Receiving Party will provide notice to the Providing Party (and will use commercially reasonable efforts to provide such notice at least five (5) business days) prior to withholding to give the Providing Party an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding. Any such amounts withheld or deducted and properly remitted to the applicable Governmental Entity shall be treated for purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. The Parties shall use reasonable best efforts to minimize Service Provision Taxes or Tax withholding to the extent legally permissible (e.g., by applying for exemption certificates or issuing any certificate or similar document that the other Party may require in order to obtain a tax credit, deduction or similar relief) and to calculate any applicable Service Provision Taxes or withholding Tax and to make payment thereof directly to the appropriate Governmental Entity. The Receiving Party shall not be obligated to pay such Service Provision Taxes if and to the extent that the Receiving Party has provided the Providing Party with any valid exemption certificates or other applicable valid documentation that would, to the Providing Party’s reasonable satisfaction, eliminate or reduce such Service Provision Taxes. If the Providing Party receives any refund or credit in respect of Service Provision Taxes that are borne by the Receiving Party pursuant to this Agreement, the Providing Party shall promptly pay, or cause to be paid, to the Receiving Party the amount of such refund or such credit (net of any additional Taxes and reasonable related out-of-pocket costs and expenses that the Providing Party incurs as a result of the receipt of such refund or such credit). Except as otherwise specifically provided in this Agreement, Tax matters shall be exclusively governed by the Tax Matters Agreement, and in the event of any inconsistency between the Tax Matters Agreement and this Agreement with respect to Tax matters, the Tax Matters Agreement shall control.

5.            OWNERSHIP OF INTELLECTUAL PROPERTY AND OTHER PROPERTY. This Agreement and the performance of the Services hereunder will not affect the ownership of any property or Intellectual Property rights as set forth in the Separation Agreement and applicable Ancillary Agreements. Neither Party nor its Affiliates will gain, by virtue of this Agreement or the Services provided hereunder, by implication or otherwise, any rights of ownership of any property or Intellectual Property rights of the other Party or its Affiliates. No licenses, express or implied, are being granted by the Parties under this Agreement other than as set forth in Section 3.3 and Section 3.4.

6.           COORDINATION AND COMMUNICATION. During the term of this Agreement, ADS and Loyalty Ventures shall each designate a group of individuals who shall work cooperatively with their counterparts to facilitate and administer this Agreement. Each Party shall appoint a principal point of contact with respect to each category of Services described in Exhibit A (each, a “Services Manager”), which Services Manager shall be the primary point of contact in relation to issues arising with respect to the applicable category of Services. Either Party may replace a Services Manager with an individual of comparable qualifications and experience by giving notice in writing to the other Party setting forth the name of (i) the Services Manager to be replaced and (ii) the replacement Services Manager. The initial Services Managers for each Party are identified on Exhibit A.

7.	CONFIDENTIALITY.

7.1          Obligations. Each Party expressly acknowledges and agrees that all Confidential Information of the other Party shall be maintained by such Party in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the Party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Unless authorized in writing by the other Party, neither Party may use, disclose or permit to be disclosed any Confidential Information of the other Party to any Person, except (a) with respect to the Providing Party, as may be reasonably required in connection with the performance of Services, or with respect to the Receiving Party, as may be reasonably required in connection with the receipt of Services, (b) to the Party’s agents, contractors or representatives who need to know such information and are informed by such Party of the confidential nature of the information and are bound to maintain its confidentiality, and (c) to the extent reasonably necessary in connection with the enforcement of the terms or conditions of this Agreement or the Separation Agreement.

8.            LIMITATIONS OF LIABILITY. IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAVE ANY LIABILITY TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR CONSEQUENTIAL OR OTHER INDIRECT DAMAGES INCLUDING LOST PROFITS (WHICH ARE HEREBY DISCLAIMED) OR ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, ARISING FROM OR RELATED TO THE SERVICES OR THIS AGREEMENT, EXCEPT FOR AND TO THE EXTENT OF ANY DIRECT DAMAGES CAUSED BY SUCH PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH THIS AGREEMENT OR BREACH OF CONFIDENTIALITY UNDER SECTION 7. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR A PARTY’S LIABILITY FOR INDEMNIFICATION CLAIMS UNDER SECTION 9 OR BREACH OF CONFIDENTIALITY UNDER SECTION 7, IN NO EVENT WILL EITHER PARTY’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ LIABILITY ARISING FROM OR RELATED TO THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO THE AGGREGATE SERVICE FEES AND FTE FEES ACTUALLY PAID TO SUCH PARTY PURSUANT TO THIS AGREEMENT.

9.	INDEMNIFICATION

9.1          Indemnification of the Receiving Party. Subject to the first sentence of Section 8, the Providing Party (in its capacity as such) hereby agrees to indemnify and hold the Receiving Party (in its capacity as such), its Affiliates and their respective employees, agents, officers and directors (each, a “Receiving Party Indemnitee”) harmless from and against any losses, cost, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies (collectively, “Losses”) arising out of, in connection with or by reason of, the Providing Party’s or its Affiliates’ fraud, gross negligence or willful misconduct in connection with the provision of any Services hereunder.

9.2          Indemnification of the Providing Party. Subject to the first sentence of Section 8, the Receiving Party (in its capacity as such) hereby agrees to indemnify and hold the Providing Party (in its capacity as such) and its Affiliates and their respective employees, agents, officers and directors (each, a “Providing Party Indemnitee”) harmless from and against any Losses arising out of, in connection with or by reason of the Receiving Party’s fraud, gross negligence or willful misconduct in connection with the receipt of any Services hereunder.

9.3         Indemnification Procedures. Section 5.04 of the Separation Agreement shall govern, mutatis mutandis, claims for indemnification under Section 9.2 and Section 9.3.

9.4          Calculation of Losses. The amount of any Losses payable under this Agreement by the indemnifying party hereunder shall be net of any amounts recovered by the indemnified party under applicable insurance policies or from any other Person alleged to be responsible therefor.  If the indemnified party hereunder receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the indemnifying party, then such indemnified party shall promptly reimburse the indemnifying party for any payment made or expense incurred by such indemnifying party in connection with providing such indemnification payment up to the amount received by the indemnified party, net of any expenses incurred by such indemnified party in collecting such amount.

10.        DISCLAIMER. WITHOUT LIMITING SECTION 2.2(a), THE SERVICES, AND ANY FACILITIES, EQUIPMENT, AND OTHER ITEMS PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS.” THE PROVIDING PARTY (IN ITS CAPACITY AS SUCH) MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT WITH RESPECT TO THE SERVICES AND SUCH PROVIDING PARTY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.

11.	TERM AND TERMINATION.

11.1        Term of Agreement. Subject to earlier termination in accordance with its terms, the term of this Agreement begins on the Distribution Date and will continue until the earlier of (i) the end of the Transition Period, or (ii) the date on which all Services have been terminated in accordance with Section 11.2 (the “Term”).

11.2	Term and Termination of Services.

(a)           The Service Period of each individual Service shall be as set forth on Exhibit A for such Service.

(b)           Except for those Services designated on Exhibit A as not being eligible for early termination the Receiving Party may terminate a Service or Services early by providing a written notice to the Providing Party at least 60 days before the termination date that describes the Service or Services that the Receiving Party is requesting to terminate and the proposed dates of termination (each, a “Termination Request”). The Parties will promptly discuss each Termination Request in good faith, taking into consideration circumstances related to each Service contained in the Termination Request, including any interdependencies between such Service and any other ongoing Services, changes required to other Services or Agreement terms in connection with any such termination, and proposed termination timelines. After the Providing Party’s receipt of a Termination Request, the Parties will promptly agree on a schedule (it being agreed that such schedules shall provide for termination as soon as reasonably practicable unless otherwise agreed by the parties) for termination of the applicable Services that are the subject of the Termination Request and the Providing Party shall promptly and in good faith advise the Receiving Party in writing of (i) any other Services that are dependent on the Services subject to the Termination Request that must be terminated or modified as a result of the termination of the Services subject to the Termination Request and (ii) the amount, if any, of early termination costs or expenses actually incurred by the Providing Party solely to the extent associated with such termination, including those related to third party providers such as reimbursement for the portion of any prepaid licenses or services agreements applicable to the period between the termination date and the end of the Service Period set forth in Exhibit A or applicable to any periods that the Providing Party was required to extend such licenses or agreements in connection with an extension of such Service as requested by the Receiving Party pursuant to Section 2.3 (such expenses which the Providing Party has advised the Receiving Party of in writing and in good faith, the “Termination Expenses”) and the Receiving Party shall be responsible for and pay such Termination Expenses in accordance with Section 4. The Receiving Party may withdraw its Termination Request by delivering a written withdrawal notice within 10 days after the Providing Party advises Receiving Party of the amount of any Termination Expenses associated with the applicable termination. If the Receiving Party does not submit such withdrawal notice within such 10-day period, such Termination Request will be final, binding and irrevocable. The Providing Party will use its reasonable best efforts to mitigate any such Termination Expenses. Upon such termination and payment of any Termination Expenses, the Receiving Party’s obligation to pay for the terminated Services shall terminate, and the Providing Party shall cease, or cause its Affiliates or third party service providers to cease, providing the terminated Services.

11.3	Termination for Cause.

(a)           Each Party may terminate this Agreement immediately, upon written notice if the other Party breaches in any material respect any material term of this Agreement and fails to cure such breach within thirty (30) days after receipt by the breaching Party of written notice from the non-breaching Party describing such breach.

(b)           Each Party may terminate this Agreement immediately, upon written notice if the other Party (i) makes a general assignment for the benefit of creditors, enters into liquidation or petitions or applies to any tribunal for the appointment of a custodial, receiver, administrator, administrative receiver or trustee for all or a substantial part of its assets, or (ii) commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation Law of any jurisdiction whether now or hereafter in effect or the other Party has had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more.

11.4        Effect of Termination. Immediately following the expiration or termination of this Agreement, or the termination of any particular Service, the Providing Party shall cease, or cause its Affiliates or subcontractors to cease, providing the applicable Services. In the event of termination by either Party in accordance with the provisions of this Agreement or expiration of the Agreement, any amount outstanding and payable as of the date of the termination or expiration shall remain payable by the Receiving Party and become due immediately upon termination or expiration. Following the termination of any Service, the Receiving Party shall immediately cease access and use of those Providing Party Systems accessed and used in connection with such Service and shall, as promptly as practicable, return to the Providing Party any equipment or other property of the Providing Party in the possession or control of the Receiving Party to the extent relating to such Service. The following provisions of this Agreement shall survive its termination: Sections 1, 2.7, 2.8, 2.9, 3.5, 4, 5, 7, 8, 9, 10, 11.4 and 12.

12.	MISCELLANEOUS.

12.1        Relationship of the Parties. It is agreed and understood that neither Party is the agent, representative or partner of the other Party and neither Party has any authority or power to bind or contract in the name of or to create any liability against the other Party in any way or for any purpose pursuant to this Agreement, and that all Services are provided by the Providing Party (directly or through its Affiliates or subcontractors) as an independent contractor. Nothing contained in this Agreement shall be construed to give either Party the power to direct and control the day-to-day activities of the other Party, constitute the Parties as partners, joint venturers, principal and agent, employer and employee, co-owners, or otherwise as participants in a joint undertaking, or allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

12.2        Force Majeure. Neither Party shall be liable for any failure to perform its obligations under this Agreement due to a force majeure event during the Term, including but not limited to an act of God, flood, earthquake, fire, explosion, interruption or defect in the supply of electricity or water, act of government, war, acts of terror, civil commotion, insurrection, embargo, riots, lockouts, inability to obtain raw materials, or labor disputes.

12.3        Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or by e-mail (so long as a receipt of such e- mail is requested and received), and shall be directed to the address set forth below (or at such other address as such Party shall designate by like notice):

(a)	If to ADS:

Alliance Data Systems Corporation

7500 Dallas Parkway, Suite 700

Plano, Texas 75024

Attention:	Joseph L. Motes III, Executive Vice President, Chief Administrative Officer, General Counsel & Secretary

E-mail:	generalcounsel@alliancedata.com

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:	Louis Goldberg

Email: louis.goldberg@davispolk.com

(b)	If to Loyalty Ventures:

Loyalty Ventures, Inc.

7500 Dallas Parkway, Suite 700

Plano, Texas 75024

Attention:	Cynthia L. Hageman, Executive Vice President, General Counsel & Secretary

E-mail:	generalcounsel@loyalty.com and

investorrelations@loyalty.com

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:	Louis Goldberg

Email: louis.goldberg@davispolk.com

12.4	Amendments and Waivers.

(a)           This Agreement may not be modified or amended except by an instrument or instruments in writing executed and delivered by the Party against whom enforcement of any such modification or amendment is sought. Any Party to this Agreement may, only by an instrument in writing, waive compliance by the other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

(b)           No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12.5	Dispute Resolution.

(a)           Prior to initiating any proceeding relating to any dispute or controversy against the other Party in connection with this Agreement (a “Dispute”), the Parties shall attempt in good faith to resolve the Dispute in accordance with this Section 12.5.

(b)           The Party initiating the Dispute shall first send written notice of the Dispute to the other Party specifying the nature of the dispute (the “Dispute Notice”). The applicable Services Managers shall confer and discuss such Dispute within 5 days after receipt of the Dispute Notice. If the Services Managers cannot agree on a resolution of the Dispute within 10 days after receipt of the Dispute Notice, the Dispute shall be escalated to senior executives designated by each Party for resolution. The applicable Services Manager of the Party initiating the Dispute shall promptly prepare (after consultation with the other Party’s Services Manager) for review by such senior executives a summary stating (a) the issues in dispute and each Party’s position thereon, (b) a summary of the evidence and arguments supporting each Party’s position (attaching all relevant documents) and (c) a summary of the negotiations that have taken place to date.

(c)           The senior executives shall conduct good faith discussions within 5 days after receipt of the summary described above. If the senior executives cannot agree on a resolution of the Dispute within 20 days after receipt of the Dispute Notice, either Party may initiate an Action with respect to such Dispute.

12.6	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court (and of the appropriate appellate courts therefrom), (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated thereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated thereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Each Party agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 12.3.

(b)          EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST THE OTHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NEITHER PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 12.6. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.6 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12.7        Entire Agreement. This Agreement, together with the Separation Agreement and the Ancillary Agreements and the Exhibits and Schedules hereto and thereto constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement, the Separation Agreement and the Ancillary Agreements and the Exhibits and Schedules hereto and thereto. In the event of a conflict or inconsistency between the main body of this Agreement and an Exhibit or other attachment hereto the main body of this Agreement shall govern.

12.8       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.9       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns; provided that no Party to this Agreement may assign this Agreement without the express prior written consent of the other Party, except that either Party may transfer or assign, in whole or from time to time in part, its rights or obligations under this Agreement to any of its Affiliates. Any attempted assignment in violation of this Section 12.9 shall be null and void ab initio. Notwithstanding the foregoing, either Party hereto may assign or transfer this Agreement and all of its rights and obligations hereunder to any third party that acquires all or substantially all of such Party’s assets or business to which this Agreement relates (whether by sale of assets, stock, merger, consolidation, reorganization or otherwise); provided that this Agreement and the Services shall not apply to any other business of such third party acquirer. Nor shall this Agreement and the Services apply with respect to any acquisition by the Receiving Party that would materially expand the scope of the Services.

12.10     No Third Party Beneficiaries. Nothing in this Agreement, including the exhibits hereto, is intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided that each of the Parties may enforce any applicable payment or reimbursement obligation set forth in this Agreement on behalf of its Affiliates.

12.11     Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either Party or any of its Affiliates shall have any liability for any obligations or liabilities of such Party for any claim based on, in respect of or by reason of the transactions contemplated by this Agreement.

12.12     Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

12.13     Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission method (including by facsimile or by e-mail in “pdf” form) shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ALLIANCE DATA SYSTEMS CORPORATION

By:

Name:

Title:

LOYALTY VENTURES INC.

By:

Name:

Title: